EXHIBIT 10.34(c)
Second Amendment to Lease
     This Second Amendment to Lease (this “Amendment”) dated April 15, 2005 is executed by and between Syufy Enterprises, L.P., a California limited partnership (“Landlord”), and Century Theatres, Inc., a California corporation (“Tenant”).
Witnesseth:
     WHEREAS, Landlord and Century Theatres, Inc., a Delaware corporation (“Century Theatres (DE)”) entered into a lease dated April 17, 1998, as amended by that certain First Amendment to Lease, dated April 30, 2003, between Syufy Enterprises, L.P. and Century Theatres (DE) (as amended, the “Lease”) for a motion picture building and related parking (the “Premises”) located at 500 Larkspur Landing Circle, Larkspur, California; capitalized terms used but not defined herein shall have the meanings set forth in the Lease; and
     Whereas, Century Theatres, Inc., a California corporation, has succeeded Century Theatres (DE), as Tenant; and
     Whereas, Century Theatres, Inc., a California corporation, has assumed all obligations of Century Theatres (DE), as set forth in the Lease; and
     Whereas, the First Amendment to Lease amended the Lease by extending the Initial Term of the Lease from five (5) years to ten (10) years; and
     Whereas, the parties desire now to amend the Lease to revise and clarify certain obligations between the parties, as hereinafter provided;
     Now, Therefore, the parties hereto mutually agree that the Lease shall be amended as follows:
A. Term of Lease
     The second sentence of Section 2.02(A) of the Lease, as amended by the First Amendment to Lease, is hereby amended by deleting “TEN (10) years ” and replacing it with “TWENTY (20) years”.
B. Landlord’s Right to Develop
     1. After the first sentence of Section 2.01 (a) of the Lease, the following is hereby inserted:
Tenant expressly agrees that Landlord shall have the right, but shall have no obligation, to demolish, renovate, remodel, reconstruct or otherwise alter or develop in any manner the Entire Premises or any portion thereof for any and all uses beyond the Permitted Use (the “Development”) without Tenant’s consent; provided, however, that the Development shall not materially interfere with the Permitted Use or Tenant’s access to the Premises. In addition to developing some or all of the Entire Premises that

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are outside of the Building, Landlord’s Development rights set forth above shall include all roof-top and other exterior communication and advertising rights on or about the Entire Premises, including, without limitation, the exclusive right to install, locate, maintain, use, replace and repair satellite dishes and other roof-top communications equipment on the roof of the Building. In connection with the foregoing, Tenant agrees that Tenant shall have no right to lease or otherwise allow any third party to access or use the roof of the Building or any portion of the Premises for any use other than the Permitted Use.
     2. Tenant hereby waives all claims of any nature whatsoever Tenant may now have or may hereafter have against Landlord relating in any manner to, directly or indirectly, the Development. Without limiting the generality of the foregoing, Landlord shall not be liable for any damage to persons or property located in, on or about the Premises resulting from or in connection with the Development, and Tenant waives and shall defend, indemnify and hold harmless Landlord from any and all claims asserted by Tenant or Tenant’s officers, agents, employees, contractors, licensees, invitees or guests arising from damage resulting from or in connection with the Development (except to the extent such damage is caused by the willful act or gross negligence of Landlord; provided, however, that Landlord shall not be liable for any consequential damages, including, without limitation, any claim for loss of profit or business).
C. Surrender
     Notwithstanding anything to the contrary in the Lease, upon the expiration or earlier termination of the Lease and promptly following Tenant’s receipt of a cost estimate thereof from Landlord, Tenant shall pay to Landlord an amount equal to the cost of demolishing the improvements located on the Premises and removing all surface debris therefrom to Landlord’s reasonable satisfaction, as such cost estimate is determined by Landlord in Landlord’s sole and absolute discretion; provided, however, that Tenant may remove any or all of Tenant’s furniture, fixtures and equipment (the “FF&E”) from the Premises, so long as such removal occurs within forty-five (45) days after the Termination Date and Tenant repairs all extraordinary damage caused by such removal. Except as set forth above, from and after the Termination Date, the parties shall have no further rights under the Lease nor further obligations with respect to the Premises, except for any rights or obligations which expressly survive the termination of the Lease in accordance with the provisions thereof or at law.
D. Compliance With Agreements
     Tenant acknowledges receipt of a copy of (i) that certain Amendment to Declaration of Conditions, Covenants and Restrictions and Grant of Easements, dated as of May 3, 2004 and recorded as document number 2004-0055408 in the Official Records of Marin County, California (the “Official Records”), amending that certain Declaration of Covenants, Conditions and Restrictions and Grant of Easements, dated on or about December 16, 1977 and recorded at Page 561, Book 3307 of the Official Records (collectively, the “CC&Rs”), and (ii) that certain Settlement Agreement and Mutual Release (the “Settlement Agreement”), executed by Landlord and Tenant, on the one hand, and Lincoln Larkspur Office One Associates, Ltd., Lincoln Larkspur Office Two Associates, Ltd., Lincoln Larkspur Office Three Associates, Ltd.,

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Legacy Partners Commercial, Inc., and EOP-Larkspur Landing Office Park, L.L.C., on the other hand, and Tenant covenants and agrees to abide by all terms and conditions contained in the CC&Rs and Settlement Agreement, including, without limitation, those related to hours of operation. Tenant shall defend, indemnify and hold harmless Landlord from any and all claims, demands, losses or judgments arising out of or related the CC&R’s, the Settlement Agreement, and their application to Tenant’s operations.
E. Miscellaneous
     1. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof and all prior agreements, representations, and understandings between the parties, whether oral or written, are deemed null, all of the foregoing having been merged into this Amendment.
     2. This Amendment to Lease is hereby executed and shall be effective as of the date first written above. All other conditions of the Lease shall remain in full force and effect.
     3. This Amendment shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives and successors and assigns.
     4. Each party hereby specifically represents and warrants that its execution of this Amendment has been duly authorized by all necessary corporate or other action, and that this Amendment when fully signed and delivered shall constitute a binding agreement of such party, enforceable in accordance with its terms.
     5. The parties acknowledge that each party and/or its counsel have reviewed and revised this Amendment and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment or any amendments or exhibits to this Amendment or any document executed and delivered by either party in connection with this Amendment.
     6. This Amendment may be executed in counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.
[Signatures on following page]

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     In Witness Whereof, Landlord and Tenant have executed this Amendment to be effective as of the date first written above.

Syufy Enterprises, L.P.,	Century Theatres, Inc.,
a California limited partnership	a California corporation
“Landlord”	“Tenant”

/s/ Raymond Syufy	/s/ Joseph Syufy

Raymond Syufy,	Joseph Syufy,
Chief Executive Officer	Chief Executive Officer

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